Exhibit 5.4

Angiotech Pharmaceuticals, Inc.,

1618 Station Street,

Vancouver, BC Canada V6A.

Re: Registration of 7.75% Senior Subordinated Notes

Ladies and Gentlemen:

We have acted as special Nevada counsel to Angiotech Capital, LLC, a Nevada limited liability company, and Crimson Cardinal Capital, LLC, a Nevada limited liability company (together, the “Nevada Guarantors”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”) on the combined registration statement (the “Registration Statement”) on Forms F-10, F-4 and S-4 of (a) $250,000,000 principal amount of 7.75% Senior Subordinated Notes due 2014 (the “Notes”) of Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of Canada (the “Company”), to be issued in exchange for the Company’s outstanding 7.75% Senior Notes due 2014 pursuant to an Indenture, dated as of March 23, 2006 (the “Indenture”), among the Company, the subsidiaries of the Company party thereto (collectively, the “Guarantors”) and Wells Fargo Bank, N.A., as trustee (the “Trustee”), and (b) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the Notes. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

In rendering this opinion, we have reviewed copies of the following documents:

1.	The Indenture;

2.	The Notes; and

3.	The Guarantees.

We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the foregoing documents.

We have also examined originals or copies of such limited liability company records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion.

Angiotech Pharmaceuticals, Inc.

October 24, 2006

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and limited liability company officials with respect to the accuracy of all matters contained therein.

Based upon the foregoing, and subject to the exceptions, exclusions, limitations and caveats set forth herein, it is our opinion that:

1. Each Nevada Guarantor is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Nevada.

2. Each Nevada Guarantor has the full limited liability company power and authority to execute, deliver and perform all of its obligations under the Indenture and its Guarantee.

3. Each Nevada Guarantor has taken all limited liability company action necessary to the authorization, execution and delivery of, and performance under, the Indenture and its Guarantee.

4. If the Indenture and the Guarantees are the valid and binding obligations of the Nevada Guarantors under the laws which govern such documents, the Indenture and the Guarantees are the valid and binding obligations of the Nevada Guarantors under the laws of the State of Nevada.

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Lionel Sawyer & Collins Lionel Sawyer & Collins